Exhibit 10.1

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 7, 2020, is by and among RUTH’S HOSPITALITY GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”), and the Lenders party hereto.

W I T N E S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of February 2, 2017 (as amended by that certain First Amendment to Credit Agreement dated as of September 18, 2019, as amended by that certain Second Amendment to Credit Agreement dated as of March 27, 2020 and as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement);

WHEREAS, the Borrower has requested that the Lenders make certain other amendments to the Credit Agreement as set forth herein; and

WHEREAS, the Lenders have agreed to amend the Credit Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO CREDIT AGREEMENT

As of the Third Amendment Effective Date (as hereinafter defined), the Credit Agreement is hereby amended in the following respects:

1.1Amendment to the definition of “Applicable Margin”.  The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended by inserting the following language at the end of the first paragraph therein:

Notwithstanding the foregoing, from the Third Amendment Effective Date until the Calculation Date with respect to the Fiscal Quarter of the Borrower ending on or about March 28, 2021, the Applicable Margin shall be equal to (i) 2.75% with respect to LIBOR Rate Loans, (ii) 1.75% with respect to Base Rate Loans and (iii) 0.40% with respect to the Commitment Fee, and thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date.

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Further, if by September 27, 2020, the Borrower and the other Credit Parties have not received at least $20,000,000 in gross proceeds from Equity Issuances, then from Fiscal Quarter ending on September 27, 2020 until the Calculation Date with respect to the Fiscal Quarter of the Borrower ending on or about March 28, 2021, the Applicable Margin shall be equal to (i) 3.25% with respect to LIBOR Rate Loans, (ii) 2.25% with respect to Base Rate Loans and (iii) 0.40% with respect to the Commitment Fee, and thereafter the Pricing Level shall be determined by reference to the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter of the Borrower preceding the applicable Calculation Date.

1.2Amendment to the definition of “Consolidated Leverage Ratio”.  The definition of “Consolidated Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, for purposes of calculating the Consolidated Leverage Ratio to determine compliance with Section 8.6(b) as of the end of the Fiscal Quarters ending on or about March 28, 2021, June 27, 2021 and September 26, 2021, Consolidated EBITDA included in clause (ii) above shall be calculated as (x) in the case of the Fiscal Quarter ending on or about March 28, 2021, actual Consolidated EBITDA for such Fiscal Quarter divided by 25%, (y) in the case of the Fiscal Quarter ending on or about June 27, 2021, actual Consolidated EBITDA for the period of two (2) consecutive Fiscal Quarters then ending divided by 50%, and (z) in the case of the Fiscal Quarter ending on or about September 26, 2021, actual Consolidated EBITDA for the period of three (3) consecutive Fiscal Quarters then ending divided by 75%.

1.3Amendment to the definition of “Permitted Acquisition”.  Clause (vi) of the definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(vi)no later than two Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered to Administrative Agent a Compliance Certificate for the most recently ended Fiscal Quarter preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to Administrative Agent, that the Consolidated Leverage Ratio is less than 2.75:1.00 on a Pro Forma Basis (as of the proposed closing date of such acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith);

1.4Amendment to Section 1.1.  The following new definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order to read as follows:

“Consolidated Cash on Hand” means, as of any date of determination, the sum of the amount of cash and Cash Equivalents of the Credit Parties and their Subsidiaries on a Consolidated basis (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified as “restricted” on the balance sheet of the Borrower (other than cash or Cash Equivalents restricted in favor of the Administrative Agent) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Loan Documents)).

“Equity Issuance” means (a) any issuance by the Borrower or its Subsidiaries of shares of its Equity Interests to any Person that is not a Credit Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof.

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“Liquidity” means, as of any date of determination, an amount equal to the sum of (a) the aggregate borrowing availability under the Revolving Credit Facility as of such date plus (b) Consolidated Cash on Hand as of such date.

“Minimum Scheduled Cash” means, for each month commencing May 2020 through and including December 2020 (such period, the “Measured Months”), (a) fifty percent (50%) of the Net Cash Proceeds of any Equity Issuances by the Borrower or any of its Subsidiaries effected during the Measured Months (excluding any amounts required to be used to make prepayments on the Loans pursuant to Section 2.4(f)) plus (b) the following amount applicable for each month:

May 2020	$34,000,000
June 2020	$29,000,000
July 2020	$21,000,000
August 2020	$19,000,000
September 2020	$15,000,000
October 2020	$13,000,000
November 2020	$13,000,000
December 2020	$14,000,000

Notwithstanding the foregoing, for each of the months of October 2020 and November 2020, to the extent that any Net Cash Proceeds of any Equity Issuances by the Borrower or any of its Subsidiaries are included in the calculation of Minimum Scheduled Cash for such month, the amounts for such month for the purposes of clause (b) herein shall be deemed to be $12,000,000 and $10,000,000, respectively.

“Net Cash Proceeds” means, with respect to any Equity Issuance by the Borrower or any of its Subsidiaries, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Third Amendment Effective Date” means May 7, 2020.

1.5Amendment to Section 2.4.  Section 2.4 of the Credit Agreement is hereby amended by inserting the following new clause (f) at the end thereof:

(f)Equity Issuances.  From the period commencing on the Third Amendment Effective Date and ending on the date ending on date in which the Borrower demonstrates compliance with the financial covenants set forth in Section 8.6 for the Fiscal Quarter ending on or about March 28, 2021 as determined based on the Compliance Certificate provided by the Borrower pursuant to Section 7.1(iv) for such Fiscal Quarter, the Borrower shall make mandatory principal prepayments of the Loans and/or Cash Collateralize the L/C Obligations in the manner set forth herein in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any Equity Issuances (other than the exercise price on stock options issued as part of employee compensation) in excess of $30,000,000 in the aggregate (together with any other Equity Issuances made during such period).  Any such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Equity Issuance and shall be applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans (with a permanent reduction to the Commitment in an amount corresponding to the prepayment referenced herein), and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash

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Collateral account opened by the Administrative Agent, for the benefit of the Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).

1.6Amendment to Section 6.4.  Section 6.4 of the Credit Agreement is hereby amended by inserting the following proviso immediately prior to the final period therein:

; provided that, for purposes of this Section 6.4, only from the Third Amendment Effective Date until the earlier of (x) September 30, 2020 and (y) the lifting of social distancing restrictions by Governmental Authorities in jurisdictions where substantially all of the Credit Parties’ revenue is generated, the impacts of the existing coronavirus pandemic on the business, operations, properties, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole that have already occurred and were disclosed in writing to Lenders in the Bank Presentation Materials distributed on March 16, 2020 (which included the Borrower’s Consolidated Leverage Ratio Covenant projections, a Covenant Forecast and Working Forecast Model) shall be disregarded for purposes of determining whether a Material Adverse Effect has occurred.

1.7Amendment to Section 7.1.  Section 7.1 of the Credit Agreement is hereby amended by inserting the following new clause (xvii) at the end thereof:

(xvii)Monthly Reports. As soon as practicable and in any event within ten (10) days after the end of each month (commencing with the month ended May 31, 2020), (x) a same store sales report in comparative form, the corresponding figures for the corresponding month of the previous Fiscal Year and (y) a calculation of Liquidity and demonstrating compliance with Section 8.6(c) as of the end of such month, in each case, in form and detail reasonably acceptable to the Administrative Agent.

1.8Amendment to Section 8.1.  Section 8.1(vi) of the Credit Agreement is hereby amended in its entirety to read as follows:

(vi)the Credit Parties and their Subsidiaries may become and remain liable with respect to other Indebtedness, including Indebtedness secured by Liens permitted by Section 8.2(a)(ii), in an aggregate principal amount, together with the aggregate principal amount of any Indebtedness outstanding pursuant to Section 8.1(iii), not to exceed $25,000,000 at any time outstanding;

1.9Amendment to Section 8.3.  Section 8.3(vi) of the Credit Agreement is hereby amended in its entirety to read as follows:

(vi)the Credit Parties may make (a) Permitted Acquisitions and (b) acquisitions of Ruth’s Chris restaurant franchises and franchisees; provided that no Permitted Acquisitions or acquisitions of Ruth’s Chris restaurant franchises and franchisees may be made under this clause (vi) during the period commencing on the Third Amendment Effective Date and ending on date in which the Borrower demonstrates compliance with the financial covenants set forth in Section 8.6 for the Fiscal Quarter ending on or about March 28, 2021 as determined based on the Compliance Certificate provided by the Borrower pursuant to Section 7.1(iv) for such Fiscal Quarter.

1.10Amendment to Section 8.6(a).  Section 8.6(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

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(a)Minimum Consolidated Fixed Charge Coverage Ratio.  The Borrower shall not permit, beginning with the Fiscal Quarter ending on or about March 28, 2021, the ratio of (i) Consolidated EBITDAR minus (a) taxes based on income of the Borrower and its Subsidiaries on a consolidated basis paid in Cash and (b) Consolidated Maintenance Capital Expenditures for any four Fiscal Quarter period to (ii) Consolidated Fixed Charges for any four Fiscal Quarter period (the “Consolidated Fixed Charge Coverage Ratio”) to be less than 1.25:1.00.  Notwithstanding the foregoing, (i) the covenant in this Section 8.6(a) shall not be tested as of the end of the Fiscal Quarters ending on or about June 28, 2020, September 27, 2020 and December 27, 2020 (but otherwise shall be deemed to be in effect with respect to each such Fiscal Quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 8.6), (ii) for the Fiscal Quarter ending on or about March 28, 2021, the Consolidated Fixed Charge Coverage Ratio shall be determined for only the single Fiscal Quarter of the Borrower then ended (rather than the period of four (4) consecutive Fiscal Quarters of the Borrower then ended), (iii) for the Fiscal Quarter ending on or about June 27, 2021, the Consolidated Fixed Charge Coverage Ratio shall be determined for only the period of the two (2) consecutive Fiscal Quarters of the Borrower then ended (rather than the period of four (4) consecutive Fiscal Quarters of the Borrower then ended) and (iv) for the Fiscal Quarter ending on or about September 26, 2021, the Consolidated Fixed Charge Coverage Ratio shall be determined for only the period of the three (3) consecutive Fiscal Quarters of the Borrower then ended (rather than the period of four (4) consecutive Fiscal Quarters of the Borrower then ended).

1.11Amendment to Section 8.6(b).  Section 8.6(b) of the Credit Agreement is hereby amended in its entirety to read as follows:

(b)Maximum Consolidated Leverage Ratio.  As of the last day of any Fiscal Quarter ending during the periods specified below, beginning with the Fiscal Quarter ending on or about March 28, 2021, the Borrower shall not permit the Consolidated Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
The last day of the first Fiscal Quarter of the 2021 Fiscal Year	5.00 to 1.00
The last day of the second Fiscal Quarter of the 2021 Fiscal Year	4.50 to 1.00
The last day of the third Fiscal Quarter of the 2021 Fiscal Year	4.00 to 1.00
The last day of the fourth Fiscal Quarter of the 2021 Fiscal Year and thereafter	3.00 to 1.00

Notwithstanding the foregoing, the covenant in this Section 8.6(b) shall not be tested as of the end of the Fiscal Quarters ending on or about June 28, 2020, September 27, 2020 and December 27, 2020 (but otherwise shall be deemed to be in effect with respect to each such Fiscal Quarter end for all provisions under this Agreement and the other Loan Documents that refer to compliance or pro forma compliance with Section 8.6).

1.12Amendment to Section 8.6.  Section 8.6 of the Credit Agreement is hereby amended by inserting the following new clause (c) at the end thereof:

(c)Minimum Liquidity.  As of the last day of any month ending during the period commencing May 1, 2020 and ending December 31, 2020, permit Liquidity to be less than the Minimum Scheduled Cash.

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ARTICLE II

LIMITED WAIVER

2.1 Limited Waiver.  Effective as of the Third Amendment Effective Date, and subject to the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender hereby waives compliance by the Borrower with Section 8.6 of the Credit Agreement, solely for the Fiscal Quarters ending June 28, 2020, September 27, 2020 and December 27, 2020 (and for this purpose such waiver shall be interpreted as if the Borrower was not required to comply with Section 8.6 of the Credit Agreement for the Fiscal Quarters ending June 28, 2020, September 27, 2020 and December 27, 2020).  The foregoing waiver is a one-time waiver and applies only to the specified circumstances and does not modify or otherwise affect the Credit Parties’ obligations to comply with such provisions of the Credit Agreement or any other provision of the Loan Documents in any other instance.  The foregoing limited waiver shall not be deemed or otherwise construed to constitute a waiver of any other provision or to prejudice any right, power or remedy which the Administrative Agent or any Lender may not have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, all of which rights, powers and remedies are hereby expressly reserved by the Administrative Agent and the Lenders.  The agreements and consents set forth in this Section 2.1 are limited to the extent specifically set forth above and not other terms, covenants or provisions of the Credit Agreement or the other Loan Documents are intended to be affected hereby.

ARTICLE III

CONDITIONS

3.1Closing Conditions.  This Amendment shall be deemed effective as of the date set forth above (the “Third Amendment Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a)Executed Amendment.  The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Administrative Agent and the Lenders.

(b)Amendment Fees.  The Administrative Agent shall have received, for the account of each Lender, an amendment fee in an amount equal to 15 basis points on the aggregate amount the Commitment of such Lender as of the Third Amendment Effective Date.

(c)Other Fees and Out of Pocket Costs.  The Borrower shall have paid any and all reasonable out-of-pocket costs incurred by the Administrative Agent (including the fees and expenses Moore & Van Allen PLLC as legal counsel to the Administrative Agent), and all other fees and other amounts payable to the Administrative Agent, in each case in connection with the negotiation, preparation, execution and delivery of this Amendment.

ARTICLE IV
MISCELLANEOUS

4.1Amended Terms.  On and after the date hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.

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Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2Representations and Warranties of the Credit Parties.  Each of the Credit Parties represents and warrants as follows:

(a)Each Credit Party has all requisite power and authority and has taken all necessary corporate and other action, to authorize the execution, delivery and performance of this Amendment in accordance with its terms.

(b)This Amendment has been duly executed and delivered by the duly authorized officers of each Credit Party that is a party hereto and constitutes the legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)No consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment.

(d)After giving effect to this Amendment, the representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except for (i) those which expressly relate to an earlier date and (ii) those that are qualified by materiality or reference to Material Adverse Effect, which are true and correct in all respects).

(e)After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Encumbrances.

(g)Except as specifically provided in this Amendment, the Obligations of the Credit Parties are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3Reaffirmation of Obligations.  Each Credit Party hereby ratifies the Credit Agreement and each other Loan Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement and each other Loan Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Loan Documents.

4.4Release.  The Borrower and each of the other Credit Parties hereby releases and forever discharges the Administrative Agent, each Lender, the Issuing Lender, the Swingline Lender and their respective predecessors, successors, assigns, attorneys and Related Parties (each and every of the foregoing, a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents through the date hereof, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether

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absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any Lender Party.

4.5Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

4.6Expenses.  The Borrower agrees to pay all reasonable costs and expenses of Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.7Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

4.9GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.10Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

4.11Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 11.5 and 11.6 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:RUTH’S HOSPITALITY GROUP, INC.

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

GUARANTORS:RCSH OPERATIONS, INC.

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

RCSH OPERATIONS, LLC

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

RUTH’S CHRIS STEAK HOUSE BOSTON, LLC

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

RUTH’S CHRIS STEAK HOUSE FRANCHISE, LLC

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

RCSH MANAGEMENT, INC.

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

RHGI GIFTCO, INC.

By: /s/ Alice G. Givens
Name: Alice G. Givens
Title: SVP, General Counsel

AGENT AND LENDERS:WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Administrative Agent,

Swingline Lender, Issuing Lender and Lender

By: /s/ Maureen Malphus

Name:  Maureen Malphus

Title:  Vice President

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TD BANK, N.A.,

as Lender

By:  /s/ Sterling Harrell

Name:  Sterling Harrell

Title:  Director

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JPMORGAN CHASE BANK, N.A.,

as Lender

By: /s/ Erica Babycos

Name:  Erica Babycos

Title: Authorized Officer

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